SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  December 17, 1999




                                  Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483             36-1263901
  (State or other jurisdiction   (Commission      (I.R.S. Employer
    of incorporation)             File Number)    Identification No.)



  675 McDonnell Boulevard, St. Louis, MO                      63134
 (Address of principal executive offices)                  (ZIP Code)


  Registrant's telephone number,                       (314) 654-2000
     including area code

Item 5.  Other Events
A press release was issued December 17, 1999. The relevant portion of the text of that release was as follows:

EQT Acquires HemoCue from Mallinckrodt Inc.


ST. LOUIS, MO, December 17, 1999 - EQT Scandinavia B.V. (EQT), investment manager for EQT Scandinavia II, through a newly established holding company, reached an agreement to acquire 100 percent of HemoCue, a leading point-of-care blood testing equipment company, from USA-based Mallinckrodt Inc (NYSE:MKG). Terms of the acquisition, which was completed today, were not disclosed.

     HemoCue, based in Angelholm, Sweden, is developing, producing and marketing easy-to-use lab-quality diagnostics systems for the decentralized healthcare sector. The Company, with sales of USD 47 million (1999), is technology driven and employs approximately 200 persons in Europe and North America. HemoCue focuses on point-of-care in vitro blood testing with simple and proprietary products. Currently, the Company services two segments of the blood testing market - Hemoglobin and Glucose. HemoCue's key customers are physician office laboratories, hospital wards, blood banks and diabetes clinics. HemoCue operates primarily in Europe and North America.

     Mr. Claes Dahlback, Chairman of EQT, stated, "We believe HemoCue is a well-managed business with exciting growth prospects. The Company has an impressive track record, leading proprietary systems and a reputation for product quality and accuracy. HemoCue has considerable development potential and we envisage investing considerably in R&D and geographic expansion to build and further develop the market position and strengthen HemoCue as a global leader in the growing point-of-care testing market."

     Mr. Anders Williamsson, Managing Director of HemoCue AB, stated, "We are confident that EQT's ownership will strengthen HemoCue's position and opportunities as an independent and focused point-of-care blood testing equipment company. We are committed to working with EQT in growing and developing the Company both geographically as well as in broadening our product offering."

     Michael A. Rocca, Mallinckrodt's Chief Financial Officer, explained that while HemoCue is a solid business with future development potential, it no longer is strategically core to Mallinckrodt's healthcare products platform. "We believe EQT is better positioned to make investments in HemoCue for the future." Rocca added that the sale of HemoCue will likely result in a net one-time, yet undetermined gain for the current quarter and that Mallinckrodt remains on track to deliver current earnings expectations for the fiscal second quarter and full year.

     Mallinckrodt Inc., based in St. Louis, Missouri, USA, is a global manufacturer and marketer of healthcare products designed to sustain breathing, diagnose disease and relieve pain. The company has three product groups Respiratory, Imaging and Pharmaceuticals; operates in over 100 countries and had fiscal 1999 net sales of $2.6 billion.

     EQT is a group of private equity funds with equity commitments totaling SEK 11 billion. Since its inception in 1994, EQT has successfully concluded investments in 20 companies. EQT Partners AB, acting as investment advisor to all EQT funds, has offices in Stockholm, Copenhagen, Helsinki and Munich. EQT realizes its business concept by acquiring high quality, mid-size companies in Northern Europe and serving as an active owner in close cooperation with the management of the companies it acquires.

                                 # # #


Mallinckrodt Inc.


/s/ ROGER A. KELLER
-------------------
Roger A. Keller
Vice President, Secretary
and General Counsel

DATE: December 17, 1999